Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333) pertaining to the following Incentive Stock Plan and Employees’ Savings Plans of Rayonier Advanced Materials Inc.:

1)   Rayonier Advanced Materials Inc. Incentive Stock Plan

2)   Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees

3)   Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees

4)   Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees

of our report dated March 31, 2014, with respect to the combined financial statements and schedule of Rayonier Advanced Materials Inc. (f/k/a Rayonier Holding Company)included in its General Form for Registration of Securities on Form 10 (File No. 001-36285), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Jacksonville, Florida

June 20, 2014